Response to Item 77I- Terms of new or
amended securities

Eaton Vance Parametric Structured
Commodity Strategy Fund
The Fund began offering Class A shares
during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.